Exhibit 3.48

NITEK ACQUISITION COMPANY, L.P.

CERTIFICATE OF LIMITED PARTNERSHIP

1. Name. The name of the limited partnership is Nitek Acquisition Company, L.P.

2. Registered Office/Registered Agent. The address of the limited partnership’s registered office is 1501 Seamist, Houston, Texas 77008. The name and address of the registered agent for service of process required to be maintained by Section 1.06 of the Texas Revised Limited Partnership Act is listed below:

Goodman Holding Company

1501 Seamist

Houston, Texas 77008

3. Principal Office. The address of the principal office of the limited partnership in the United States where records are to be kept or made available under Section 1.07 of the Texas Revised Limited Partnership Act is 1501 Seamist, Houston, Texas 77008.

4. General Partners. The name, mailing address and street address of the business of the sole general partner is listed below

Goodman Holding Company

1501 Seamist

Houston, Texas 77008

Executed this 20th day of August, 1998.

GENERAL PARTNER

GOODMAN HOLDING COMPANY

By:	/s/ Louis T. Fox, III
Louis T. Fox, III
Treasurer